Exhibit 99.2

CONSENT OF DEUTSCHE BANK SECURITIES INC.

July 20, 2015

Board of Directors

POZEN Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, North Carolina 27517

Re: Registration Statement on Form S-4 of Aralez Pharmaceuticals Limited

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated June 8, 2015, to the Board of Directors of POZEN Inc. (“Pozen”) as Annex C to the Registration Statement on Form S-4 of Aralez Pharmaceuticals Limited, filed on July 20, 2015 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Registration Statement under the captions “SUMMARY— Opinions of Pozen’s Financial Advisors— Opinion of Deutsche Bank Securities Inc.,” “THE TRANSACTIONS— Background of the Transactions,” “THE TRANSACTIONS— Recommendation of the Pozen Board of Directors; Pozen’s Reasons for the Transactions” and “THE TRANSACTIONS— Opinions of Pozen’s Financial Advisors— Opinion of Deutsche Bank Securities Inc.”  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.